Exhibit 99.3

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

Relevant parts of this document were approved by the Board of the Company on 25 March 2020, 13 May 2020 and by the Shareholders of the Company at the Annual General Meeting held on 15 May 2020

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

Table of contents

A.	Grants of Awards	1

1.	Purpose	1
2.	Operation of the Plan	1

B.	Rights and Options	3

3.	Unvested Rights and Options	3
4.	Vesting of Rights and Options	3

C.	Grants of Restricted Shares	6

5.	Allocation of Restricted Shares	6
6.	Vesting of Restricted Shares	6

D.	General terms and conditions	7

7.	Ceasing employment	7
8.	Variations of capital	9
9.	Divestment of a material business or subsidiary	9
10.	Change of Control	10
11.	Clawback and lapse for fraud or breach	11
12.	Amendments to the Plan and terms	12
13.	General terms and conditions	12
14.	Interpretation and Definitions	15

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

A.	Grants of Awards

1.	Purpose

1.1.1	The Plan is designed to allow the Board to make grants of Awards to Employees to assist with:

(a)	attracting, motivating and retaining Employees;

(b)	delivering rewards to Employees for individual and Company performance; and

(c)	aligning the interests of Employees with those of Shareholders.

1.1.2	The Plan is intended to operate in accordance with Subdivision 83A-C of the Income Tax Assessment Act 1997, such that Awards granted under the Plan are intended to be subject to deferred taxation.

2.	Operation of the Plan

2.1	Grant of Awards

2.1.1	The Board may, subject to rule 2.1.3, from time to time, in its absolute discretion, operate the Plan and:

(a)	invite an Employee to apply for a grant of; or

(b)	grant an Employee,

Awards upon the terms of the Plan and upon such additional terms and conditions as the Board determines.

2.1.2	Awards may, at the Board’s discretion, comprise any one or more of the following:

(a)	Rights;

(b)	Options; and

(c)	Restricted Shares.

2.1.3	At the time of invitation or grant made pursuant to 2.1.1, the number of Shares that may be issued in respect of Awards under the invitation, when aggregated with the number of Shares underlying Awards issued during the previous three years pursuant to this Plan or any other employee incentive scheme operated by the Company, will not exceed 5% of the total number of Shares on issue.

2.1.4	Individual Limits: The Plan does not set out a maximum number of Awards that may be made issuable to any one Participant.

2.2	Information to be provided

2.2.1	At the time of the invitation under rule 2.1.1(a) or grant under rule 2.1.1(b), the Board will provide each Employee with an Invitation Letter which contains the following minimum information regarding the Awards (to the extent it is relevant):

(a)	the type or types of Awards being granted;

(b)	the number or value of Awards being granted, or the method or formula for determining the number or value of Awards;

(c)	the grant date applicable to the Awards;

(d)	the method and form of applying for, accepting, or rejecting a grant of Awards, as applicable;

(e)	any amount payable upon the grant of Awards;

(f)	details of any applicable Conditions, including performance and/or service conditions, and the applicable Period;

(g)	the time or times at which the applicable Conditions will be tested in respect of the Period (at which time, the Awards may Vest);

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

(h)	in respect of Rights and/or Options:

(i)	the Exercise Period;

(ii)	the manner of exercise of those Rights and/or Options (including whether Rights may be automatically exercised);

(iii)	the Exercise Price payable to exercise an Option (if any);

(iv)	any applicable Exercise Restrictions; and

(v)	a statement as to whether Rights and/or Options may be settled in cash at the discretion of the Board;

(i)	details of any Trading Restriction, whether on a mandatory or voluntary basis, applicable to:

(i)	Restricted Shares, either prior to, or following, vesting; or

(ii)	Shares allocated following vesting and exercise (as the case may be) of Rights and/or Options

(j)	how Awards may be treated in the event a Participant ceases to be an Employee;

(k)	the time and circumstances when Awards or Shares lapse or may be forfeited; and

(l)	any other relevant terms and conditions to be attached to the Awards or Shares allocated under the Plan.

2.3	No payment on grant of Awards

2.3.1	Unless otherwise stated in the Invitation Letter, in accordance with rule 2.2.1(e), an Employee is not required to pay for a grant of Awards.

2.4	Differing terms

2.4.1	The Board may decide to invite Employees to apply for, or make a grant of Awards, on terms which are different for different Employees. In making this decision, the Board may have regard to:

(a)	the Employee’s length of service with the Group;

(b)	the Employee’s position and remuneration; and

(c)	any other matter the Board considers relevant.

2.5	Terms of the grant of Awards

2.5.1	An Employee who is granted Awards is deemed to have agreed to be bound by:

(a)	the Rules and the terms and conditions set out in the Invitation Letter;

(b)	the Constitution in respect of Shares acquired under the Plan (and agrees to become a Shareholder); and

(c)	the Securities Trading Policy and any other relevant Company policies, including any modifications applicable from time to time.

2.5.2	Unless the Board determines otherwise, a grant of Awards will not be made in part.

2.5.3	The Board reserves the right to reject an application for a grant of Awards to an Employee who has received an invitation. If the Board determines to exercise its discretion to reject an application, the grant shall be deemed never to have been made.

2.5.4	Nothing limits the Board’s ability to treat the conduct of an Employee (including failure to return an “opt out” form or other election not to participate within the specified time) as valid acceptance of the relevant grant.

2.5.5	To the extent of any inconsistency, the terms and conditions of a grant contained within the Invitation Letter will prevail over any other provision of these Rules.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

2.6	Title to Awards

2.6.1	Unless the Board determines otherwise:

(a)	a grant of Awards is personal to the Participant and cannot be transferred to other persons or entities (subject to rule 2.7.2); and

(b)	Awards may only be registered in the name of the Participant.

2.6.2	Where the Board determines to grant Awards to a Nominee, Rule 2.5 applies to both the Employee and Nominee and the Board may require both the Employee and Nominee to agree to any terms and conditions and execute any forms that the Board determines prior to Awards being granted.

2.7	Prohibition against Dealing and hedging

2.7.1	Subject to rule 2.7.2, a Participant must not Deal in the Awards granted under the Plan.

2.7.2	An Award is only transferable:

(a)	with the consent of the Board; or

(b)	by force of law upon death to the Participant’s legal personal representative or upon bankruptcy to the Participant’s trustee in bankruptcy.

2.7.3	A Participant must not enter into any scheme, arrangement or agreement (including options and derivative products) under which the Participant may alter the economic benefit to be derived from any Awards that remain subject to the plan, irrespective of future changes in the market price of Shares.

2.7.4	Where the Participant Deals in Awards, or transfers an Award, other than in accordance with rule 2.7.2, or enters, or purports to enter, into any scheme, arrangement or agreement described in rule 2.7.3, the Board may determine that the relevant Dealing does not take effect or that the Award immediately lapses or is forfeited, as applicable.

2.8	Maximum Rights and Options granted

2.8.1	In accordance with ASIC Class Order 14/1000, the Board must not grant a Right or Option if the Board has reasonable grounds to believe that the number of Shares in a class of Shares of the Company, including:

(a)	the number of Shares in the same class which would be issued if each outstanding Invitation were to be accepted or exercised; and

(b)	the number of Shares in the same class issued during the previous three years pursuant to:

(i)	an employee incentive scheme of the Company or an associated body corporate covered by ASIC Class Order 14/1000 or an individual instrument made by ASIC in terms similar to that instrument; or

(ii)	an employee incentive scheme or employee share scheme of the Company or an associate body corporate covered by ASIC Class Order 03/184 or an individual instrument made by ASIC in terms similar to that instrument, but disregarding any invitation made, or Right or Option acquired or Share issued by way of or as a result of:

(c)	an invitation to a person situated at the time of receipt of the invitation outside of Australia;

(d)	an invitation that did not need disclosure because of sections 708 or 1012D of the Corporations Act; or

(e)	an invitation made in a prospectus, offer information statement or product disclosure statement,

would exceed 5% of the total number of issued Shares in that class of Shares of the Company as at the time of the making of the invitation for Rights or Options under the Plan.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

B.	Rights and Options

3.	Unvested Rights and Options

3.1	Shareholder entitlements

3.1.1	A Participant shall not be entitled to vote, receive dividends, or have any other rights of a Shareholder in respect of the Rights and Options until the underlying Shares are allocated to the Participant following Vesting and exercise (as the case may be), of the Rights and Options.

3.2	Lapse of Rights and Options

3.2.1	Subject to the Board’s overriding discretion, a Participant’s unvested Rights and Options will lapse upon the earliest to occur of:

(a)	the date specified by the Board for the purposes of rule 2.2.1(k);

(b)	failure to satisfy the Conditions by the end of the applicable Period following testing under rule 4.1;

(c)	a circumstance or event described in any of rule 2.7 (Prohibition against Dealing and hedging), rule 7 (Ceasing employment), rule 8 (Variations of capital), rule 9 (Divestment of a material business or subsidiary), rule 10 (Change of Control), or rule 11 (Clawback and lapse for fraud or breach of obligations) which results in the lapsing of Rights and/or Options (whether automatically or as the Board determines); or

(d)	the 15th anniversary of the date of grant of the Award.

3.2.2	The Board may specify in the Invitation Letter additional circumstances in which a Participant’s Rights and/or Options may lapse prior to Vesting.

4.	Vesting of Rights and Options

4.1	Testing of Conditions

4.1.1	Rights and/or Options will only Vest and become exercisable once the Board, in its discretion, determines any relevant Conditions have been satisfied.

4.1.2	Subject to rule 4.1.1, following the end of the Period, the Board will:

(a)	test the applicable Conditions (including any service conditions, if relevant);

(b)	determine the extent to which, and the time when, the Rights and/or Options Vest and become exercisable (subject to any Exercise Restrictions, if applicable); and

(c)	within a reasonable timeframe, notify Participants of the extent to which Rights and/or Options will Vest or have Vested and become exercisable (subject to any Exercise Restrictions, if applicable), and, if relevant, whether Rights and/or Options will be settled, upon exercise, in Shares pursuant to rule 4.4, or a Cash Equivalent Value, pursuant to rule 4.5, or in a Share Equivalent Number of Shares pursuant to rule 4.6.

4.1.3	Notwithstanding rule 4.1.1, the Board may in its discretion, determine that a Right and/or Option Vests and becomes exercisable prior to the end of a Period. The Board also retains discretion to adjust any performance related Conditions to ensure that Participants are neither advantaged nor disadvantaged by matters outside management’s control that affect the Conditions (for example, by excluding one- off non-recurrent items or the impact of significant acquisitions or disposals).

4.2	Exercise of Rights and Options

4.2.1	The Board may determine that Vested Rights and/or Options are subject to Exercise Restrictions as specified in the Invitation pursuant to rule 2.2.1(h).

4.2.2	Where any Exercise Restrictions applicable to a Vested Right and/or Option cease to apply, such Awards may be exercised by the Participant during the Exercise Period.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

4.2.3	Any Vested Right and/or Option which has not been exercised prior to the end of the Exercise Period will lapse immediately.

4.3	Settlement of Rights and Options

4.3.1	Subject to any applicable restriction imposed by Law or the Securities Trading Policy, upon:

(a)	Vesting of a Right and/or Option; and

(b)	if applicable, the valid exercise of a Vested Right and/or Option,

the Company must allocate or procure the transfer of one Share for each Vested Right and/or Option (or if applicable, for each validly exercised Right and/or Option), or pay the Cash Equivalent Value, or provide the Share Equivalent Number of Shares, where relevant, to, or for the benefit of, the Participant.

4.3.2	If a Participant purports to exercise an Option in contravention of any applicable Exercise Restriction, the Option will be deemed to have been exercised on the first date the Exercise Restriction ceases to apply.

4.4	Share settlement

4.4.1	Subject to rule 4.5, each Vested or if applicable, validly exercised Right and/or Option, entitles the Participant to receive the relevant number of Shares in the Company, as set out in the Invitation Letter.

4.4.2	All Shares issued under the Plan will rank equally in all respects with other Shares for the time being on issue by the Company (except as regards to any rights attaching to such other Shares by reference to a record date prior to the date of their allocation or transfer).

4.4.3	If the Company issues Shares for the purpose of satisfying a Right and/or Option granted to the Participant, the Company will apply for quotation on the ASX of the Shares issued under the Plan within the period required by the ASX.

4.4.4	Subject to any applicable Trading Restrictions and the terms of the Securities Trading Policy, no other restrictions shall apply to any Shares allocated under the Plan.

4.5	Cash settlement

4.5.1	Provided such discretion was stated in the Invitation Letter pursuant to rule 2.2.1(h), exercised Rights and/or Options may be satisfied, at the discretion of the Board, in cash rather than Shares, by payment to the Participant of the Cash Equivalent Value, net of applicable Taxes and other withholdings, and in the case of Options, less any applicable Exercise Price that would have been payable by the Participant (and no exercise price is required to be paid by the Participant).

4.5.2	In the case of Rights and/or Options, the Cash Equivalent Value is equal to the gross value of the Shares that would have been allocated or transferred to the Participant if the Board chose to settle Awards in Shares.

4.5.3	Unless the Board determines otherwise, the Cash Equivalent Value will be inclusive of any statutory superannuation contributions that the Group is required to make on the Participant’s behalf in relation to the cash payment made under rule 4.5.1.

4.5.4	The Board retains discretion as to how gross value of the Shares is calculated for the purpose of this rule.

4.6	Share appreciation rights

4.6.1	Provided such discretion was stated in the Invitation Letter pursuant to rule 2.2.1, Vested Options which have been exercised may be satisfied, at the discretion of the Board by allocation or procurement of the transfer of a Share Equivalent Number of Shares to, or for the benefit of, the Participant.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

4.6.2	For the purposes of rule 4.6.1, the Share Equivalent Number is determined as:

N x (MV – EP)

Divided by

MV

Whereby:

N is the number of Options exercised

EP is the Exercise Price

MV is the market value per Share at the date an Option is exercised

4.6.3	The Board retains discretion as to how the market value of Shares is calculated for the purposes of this rule 4.6.

C.	Grants of Restricted Shares

5.	Allocation of Restricted Shares

5.1	Shareholder entitlements

Unless the Board determines otherwise, a Participant shall be entitled to vote, receive dividends and, subject to applicable Trading Restrictions, have all rights of a Shareholder in respect of Restricted Shares allocated to him or her under these Rules. Whilst Restricted Shares are subject to Trading Restrictions under the Plan, the rights and entitlements attaching to them must be exercised in accordance with the Plan.

5.2	Forfeiture of Restricted Shares

5.2.1	Subject to the Board’s overriding discretion, a Participant’s unvested Restricted Shares will be forfeited upon the earliest to occur of:

(a)	failure to satisfy the Conditions by the end of the Period following testing under rule 6.1;

(b)	a circumstance or event described in any of rule 2.7 (Prohibition on Dealing), rule 7 (Ceasing employment), rule 9 (Divestment of a material business or subsidiary), rule 10 (Change of Control), or rule 11 (Clawback and lapse for fraud or breach) which results in the forfeiture of Restricted Shares (whether automatically or as the Board determines); or

(c)	the date specified by the Board for the purposes of rule 2.2.1(j).

5.2.2	The Board may specify in the Invitation Letter additional circumstances in which a Participant’s Restricted Shares may be forfeited prior to Vesting.

6.	Vesting of Restricted Shares

6.1	Testing of Conditions

6.1.1	Restricted Shares will only Vest once the Board, in its discretion, determines any relevant Conditions have been satisfied.

6.1.2	In respect of Restricted Shares, following the end of the Period, the Board will:

(a)	test the applicable Conditions (including any service conditions, if relevant);

(b)	determine the extent to which, and the time when, the Restricted Shares Vest; and

(c)	within a reasonable timeframe, notify Participants of the extent to which any applicable Conditions have been satisfied and Restricted Shares will Vest or have Vested.

6.1.3	Notwithstanding rule 6.1.1, the Board may in its discretion, determine that a Restricted Share Vests prior to the end of a Period. The Board also retains discretion to adjust any performance related Conditions to ensure that Participants are neither advantaged nor disadvantaged by matters outside management’s control that affect the Conditions (for example, by excluding one-off non-recurrent items or the impact of significant acquisitions or disposals).

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

6.2	Dealing in Shares

6.2.1	Subject to the terms of the Invitation Letter, applicable Law and the Securities Trading Policy, where Restricted Shares have vested and the applicable Trading Restrictions have ceased to apply, Participants may Deal in those Restricted Shares.

6.3	Trading Restriction

6.3.1	The Company may implement any procedure it considers appropriate to restrict a Participant from Dealing, or acting in breach of the Trading Restrictions, including but not limited to imposing a holding lock on any Restricted Shares under the Plan, or requiring Restricted Shares to be held by a Trustee on behalf of a Participant, for such time as the Restricted Shares are subject to Trading Restrictions under the Plan.

D.	General terms and conditions

7.	Ceasing employment

7.1	General rule

7.1.1	Subject to rules 7.2 and 7.3, if a Participant ceases to be an Employee prior to the Awards vesting:

(a)	a pro-rata number (based on the proportion of the Period that has elapsed at the time of cessation) of the Participant’s unvested Awards will not lapse on cessation and may Vest to the extent that the Conditions have been satisfied when tested at the end of the applicable Period in accordance with rules 4.1 and 6.1, as applicable (and any service related Conditions will be deemed to have been satisfied); and

(b)	any Awards which are not eligible to be tested, or do not Vest following testing at the end of the Period, under rule 7.1.1 will lapse or be forfeited immediately.

7.1.2	Subject to rule 7.3, if a Participant ceases to be an Employee due to death, all unvested Awards will be transferred to the Participant’s estate in accordance with all relevant Laws, and will be treated in accordance with this rule 7.1.

7.2	Exceptions

7.2.1	Subject to rule 7.3, if a Participant ceases to be an Employee prior to the Awards vesting by reason of:

(c)	resignation; or

(d)	termination for cause (including gross misconduct),

any Awards which have not Vested will lapse or be forfeited upon cessation of employment with the Group.

7.3	Board discretion to determine treatment

7.3.1	If a Participant ceases to be an Employee prior to the end of a Period for any reason then the Board may, in respect of any Awards which have not Vested at the date of cessation of the Participant’s employment, determine that:

(a)	all or such other number of the Participant’s unvested Awards will Vest to the extent that the Conditions have been satisfied when tested at the end of the applicable Period (and where the Conditions include service related conditions, the service related conditions will be deemed to have been satisfied);

(b)	all or such other number, of the Participant’s unvested Awards will Vest to the extent that the Conditions have been satisfied when tested at the time of cessation of employment;

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Employee Long Term Incentive Plan Rules

(c)	any applicable Conditions or Periods in respect of some or all of the Awards will be modified or waived; or

(d)	some or all of the unvested Awards lapse (in the case of Options and Rights) or will be forfeited (in the case of Restricted Shares) (and that such lapse or forfeiture, as the case may be will occur on the date employment ceases).

7.3.2	In making any determination under rule 7.3.1, the Board may have regard to any matter the Board considers relevant, including, but not limited to:

(a)	the proportion of the Period that has elapsed at the time of cessation of employment;

(b)	the degree to which the Conditions have been (or are estimated to have been) achieved;

(c)	the Participant’s individual performance during the Period; or

(d)	the manner of or circumstances surrounding the Participant’s cessation of employment.

7.4	Exercise of Vested Rights and/or Options

7.4.1	Where a Participant ceases to be an employee of the Group, other than as a result of termination for cause (including gross misconduct), all Vested Rights and/or Options which are required to be exercised in order to be allocated Shares, including Rights and/or Options that Vest pursuant to rules 7.1, 7.2 or 7.3, must, unless the Board determines otherwise, be exercised within the later of 90 days following cessation of employment or Vesting as relevant.

7.4.2	Rights and/or Options which are not exercised within the period specified in rule 7.4.1 will lapse.

7.4.3	Where a Participant is terminated for cause (including gross misconduct), all Vested Rights and/or Options will automatically lapse, subject to the Board’s discretion to apply a different treatment at the time of termination.

7.5	Vested Shares

7.5.1	Unless the Board determined otherwise, where a Participant ceased to be an employee of the Group, any Trading Restrictions that applied to vested Restricted Shares cease.

7.6	When employment ceases

7.6.1	For the purposes of this Plan, a Participant will not be treated as ceasing employment until such time as the Participant is no longer an Employee of the Group.

7.6.2	Subject to applicable laws, at the discretion of the Board, a Participant who is granted an approved leave of absence and who exercises their right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation before the Awards Vest, will not be treated for those purposes as ceasing employment.

7.7	Overseas transfers

7.7.1	If a Participant remains an Employee but is transferred to work in another country, or changes tax residence status, and as a result would:

(a)	become subject to restrictions on his or her ability to hold or Deal in Awards or Shares or receive any proceeds of sale from the sale of Shares due to the securities laws or exchange control laws of the country to which he or she is transferred; or

(b)	suffer a tax disadvantage (or cause a member of the Group to suffer a tax disadvantage),

the Board, in its discretion, may determine any treatment in respect of unvested Awards and/or any applicable Exercise Restrictions and/or Trading Restrictions, before or after the Employee’s transfer takes effect.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

8.	Variations of capital

8.1	Treatment of Rights and Options

8.1.1	If, prior to Vesting and exercise of Rights and/or Options (if applicable), there is a Variation of Capital Event then, subject to rules 8.1.3 and 8.1.4, the number of Rights and/or Options to which each Participant is entitled or the Exercise Price may be adjusted (including lapsing or forfeiting Rights and/or Options) in the manner determined by the Board. It is intended that the Board would exercise its discretion under this rule to ensure that Participants do not enjoy a windfall gain and do not suffer a material detriment as a result of any corporate action.

8.1.2	If new Rights and/or Options are granted as part of such an adjustment, such Rights and/or Options will, unless the Board determines otherwise, be subject to the same terms and conditions as the original Rights and/or Options, including without limitation, any Condition.

8.1.3	If there is a reorganisation (including subdivision, consolidation, reduction, return or special dividend) in relation to the issued capital, the rights of each Participant who has been allocated Rights and/or Options will be adjusted in the manner required by the Listing Rules applying at the time of the reorganisation.

8.1.4	If there is a pro-rata issue or bonus issue of new Shares to Shareholders:

(a)	each Participant who has been allocated Rights and/or Options may not participate in the new issue until his or her Rights and/or Options have Vested and, if applicable, have been exercised in accordance with these Rules; and

(b)	the Exercise Price, or number of Shares over which the Rights and/or Options may Vest or may be exercised, as applicable, will, in the case of a pro-rata issue, be adjusted in accordance with Listing Rule 6.22.2 (or any replacement rule) and, in the case of a bonus issue, be adjusted in accordance with Listing Rule 6.22.3 (or any replacement rule).

8.2	Treatment of Restricted Shares

8.2.1	In the case of Restricted Shares, unless the Board determines otherwise, if one of the following corporate actions or events occurs:

(a)	any reorganisation (including consolidation, subdivision, reduction or return) of the equity capital of the Company; or

(b)	Shares are issued to the Shareholders by way of a bonus issue; or

(c)	Shares are offered to the Shareholders by way of a rights issue, then, subject to the Listing Rules, new Shares acquired as a result of that action will be subject to the same terms as Restricted Shares allocated under the Plan.

9.	Divestment of a material business or subsidiary

9.1.1	Where the Company divests, or disposes of, a business or asset designated by the Board for this purpose as ‘material’, the Board may make special rules that apply to Participants in relation to the Awards held pursuant to the Plan (and any other entitlements or securities that may arise in relation to those Awards). Without limiting the Board’s discretion, such rules may include:

(a)	varying the Condition applying to the Participant’s Awards to take into account the divestment of the business or asset (if applicable); and

(b)	deeming the Participant to remain an Employee of the Group for a specific period.

9.1.2	In order to bind a Participant, any special rules made under this rule 9 must be notified to a Participant pursuant to rule 12.1.2.

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Employee Long Term Incentive Plan Rules

10.	Change of Control

10.1	Board discretion upon an Event

10.1.1	If an Event occurs prior to the Vesting of an Award, then the Board may, within 14 days of the Event, determine in its absolute discretion the treatment of the Participant’s unvested Awards and the timing of such treatment, which may include determining that the unvested Awards:

(a)	vest (whether subject to further Conditions or not);

(b)	remain subject to the applicable Conditions and/or Period(s);

(c)	become subject to substitute or varied Conditions and/or Period(s) which, in the view of the Board, are no more difficult to achieve than the original Conditions and/or no longer than the original Period(s) (as applicable); or

(d)	in respect of Rights and Options, may only be settled in cash pursuant to rule 4.5, or with securities other than Shares,

having regard to any matter the Board considers relevant, including, without limitation, the circumstances of the Event (including the value being proposed to Shareholders), the extent to which the applicable Conditions have been satisfied (or estimated to have been satisfied) at the time of the Event and/or the proportion of the Period that has passed at the time of the Event.

10.2	Default treatment upon a Change of Control

10.2.1	Where the Board does not exercise its discretion pursuant to rule 10.1.1, upon a Change of Control, a pro-rata number (based on the proportion of the Period that has elapsed at the time of cessation) of the Participant’s unvested Awards will Vest based on the extent to which any applicable Conditions, other than service related conditions have been satisfied (or are estimated to have been satisfied). Where the Conditions include service related conditions, the service related conditions will be deemed to have been satisfied.

10.3	Notification to Participants

10.3.1	If a Change of Control occurs, or the Board exercises its discretion pursuant to rule 10.1.1, the Company must promptly notify all affected Participants.

10.4	Vested Awards

10.4.1	Where a Participant holds a Vested Right and/or Option at the date of the Change of Control (including those that Vest pursuant to rules 10.1.1 and 10.2.1) and those Rights and/or Options are required to be exercised in order to be allocated Shares, he or she will have 90 days from the date of the Change of Control, or such other period as the Board determines, in which to exercise the Rights and/or Options. Any Rights and/or Options not exercised within this period will lapse.

10.4.2	If a Right or Option is settled in cash, any part of the Award that Vests and is exercised, as relevant, pursuant to this rule 10 will be satisfied by a cash payment equivalent to the Cash Equivalent Value (net of any applicable Exercise Price, Taxes and other withholdings) and the Company will, notwithstanding the terms of the Award, be under no obligation to deliver any part of a vested Award in the form of Shares.

10.4.3	Where a Participant holds a Vested Restricted Shares at the date of the Change of Control (including those that Vest pursuant to rules 10.1.1 and 10.2.1), Trading Restrictions will cease to apply.

10.5	Acquisition of securities in another Company

10.5.1	If a company (Acquiring Company) obtains control of the Company or Group and the Acquiring Company, the Company or Group and the Participant agree, a Participant may be provided with awards or securities in the Acquiring Company (or its parent or its subsidiary) in substitution for the Awards, on substantially the same terms and subject to substantially the same Conditions as the awards, but with appropriate adjustments as to the number and type of awards or securities.

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Employee Long Term Incentive Plan Rules

11.	Clawback and lapse for fraud or breach

11.1	Actions of a Participant

11.1.1	Where, in the opinion of the Board, a Participant has obtained, or will obtain, an unfair benefit as a result of an act which:

(a)	constitutes fraud, or dishonest or gross misconduct in relation to the affairs of the Group or any Group Company;

(b)	brings the Group or any Group Company into disrepute;

(c)	is in breach of his or her obligations to the Group or any Group Company, including compliance with any Company Clawback Policy and any other applicable Company policy;

(d)	constitutes a failure to perform any other act reasonably and lawfully requested of the Participant; or

(e)	has the effect of delivering strong Company performance in a manner which is unsustainable or involves unacceptably high risk, and results or is likely to result in a detrimental impact on Company performance following the end of the Period, the Board may exercise its discretion under rule 11.3 to ensure that no unfair benefit is obtained.

11.2	Actions of any person

11.2.1	Where, in the opinion of the Board:

(a)	an Award, which would not have otherwise Vested, Vests or may Vest as a result directly or indirectly of:

(1)	the fraud, dishonesty or breach of obligations (including, without limitation, a material misstatement of financial information) of any person; or

(2)	any other action or omission (whether intentional or inadvertent) of any person, the Board may make a determination under rule 11.3 to ensure that no unfair benefit is obtained by any Participant; or

(b)	an Award, which may otherwise have Vested, has not Vested as a result directly or indirectly of any circumstance referred to in this rule 11.2.1, the Board may reconsider the level of satisfaction of the applicable Conditions and reinstate and Vest any Award that may have lapsed to the extent that the Board determines appropriate in the circumstances or make a new grant of Awards that reflect the terms of the original Award.

11.3	Board’s powers in relation to Awards

11.3.1	In the circumstances set out in rules 11.1 and 11.2 above, the Board may, in its absolute discretion, and subject to applicable Laws, determine any treatment in relation to an Award, including, without limitation, to:

(a)	reset the Conditions and/or alter the Period applying to the Award;

(b)	deem all or any Awards which have not Vested to have lapsed or been forfeited (as relevant);

(c)	deem all or any Restricted Shares, or Shares allocated following Vesting (or exercise, as applicable) of an Award in the form of Rights or Options, to not be subject to any further restrictions under this Plan, to have lapsed or been forfeited (as relevant); and/or

(d)	where Shares that have been allocated to a Participant under the Plan have been subsequently sold, require that the Participant repay the net proceeds of such a sale; and/or

(e)	where a cash payment has been made to a Participant pursuant to the terms of the Plan, whether under rule 4.5 or otherwise, require that the Participant repay a sum equal to that cash payment.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

12.	Amendments to the Plan and terms

12.1	Amendments by the Board

12.1.1	Subject to rule 12.2, the Board may at any time and from time to time in its sole discretion amend, supplement or revoke, including by way of schedule, all or any of these Rules or all or any of the rights or obligations of the Participants or any of them.

12.1.2	The Board must provide written notification to Participants affected by any amendment made pursuant to rule 12.1.1 as soon as reasonably practicable after any such amendment has been made.

12.1.3	Despite this rule 12.1, no amendment to these Rules may materially reduce the rights of any Participant attaching to Awards granted under the Plan prior to the date of the amendment or formulation, unless the amendment is made primarily for the purpose of complying with present or future Laws applicable to the Plan or a member of the Group, to correct any manifest error or mistake, or with the consent of the relevant Participants.

12.1.4	Any amendment made pursuant to this rule 12.1 may be given such retrospective effect, if so determined by the Board.

12.2	Law and Listing Rules

The exercise of any powers under these Rules by the Board is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive scheme imposed by any Law or by the Listing Rules as applicable to the Plan, Awards or Shares, as the case may be, unless those restrictions, conditions or requirements are relaxed or waived by the ASX or any of its delegates either generally or in a particular case or class of cases and either expressly or by implication.

12.3	Non-residents of Australia

12.3.1	Notwithstanding anything in these Rules, the Board may at any time, and from time to time, amend, supplement or revoke, including by way of schedule, any of these Rules, to apply to an Employee or Participant, employed in, resident in, or who are citizens of, countries other than Australia.

12.3.2	Any different rules made under rule 12.3.1 shall be restricted in its application to those Employees and Participants employed in, resident in, or who are citizens of the foreign country or countries specified by the Board, and may be amended, supplemented or revoked in accordance with rule 12.1.

12.3.3	For the purposes of clarification, any different rules that are adopted under rule 12.3.1 may have an adverse impact upon Employees or Participants. However, any different rules that may apply must comply, to the extent legal and practicable, with the basic principles of the Plan.

13.	General terms and conditions

13.1	Awards and obligations of Participants

13.1.1	Unless the subject of an express provision in an employment contract, the rights and obligations of any Participant under the terms of their office, employment or contract with the Group are not affected by their participation in the Plan.

13.1.2	Except where expressly contemplated, these Rules will not form part of and are not incorporated into any contract between any Participant (whether or not they are an Employee) and the Company. The grant of Awards on a particular basis in any year does not create any right or expectation of the grant of Awards on the same basis, or at all, in any future year.

13.1.3	No Participant has any right to compensation for any loss in relation to the Plan.

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Employee Long Term Incentive Plan Rules

13.1.4	Each Participant appoints the company secretary of the Company (or any other officer of the Group authorised by the Board for this purpose) as his or her agent to do anything necessary to:

(a)	allocate Shares to the Participant in accordance with these Rules; and

(b)	execute transfers of Shares in accordance with these Rules.

13.2	Power of the Board

13.2.1	The Board administers the Plan and has absolute and unfettered discretion in exercising any power or discretion concerning the Plan and may:

(a)	delegate to any person for the period and on the terms it decides the exercise of any of its powers or discretions under the Plan;

(b)	decide on appropriate procedures for administering the Plan consistent with these Rules;

(c)	establish, implement and operate a Share Trust, and delegate authority to a Trustee, for the purposes of delivering and holding Shares on behalf of Participants;

(d)	resolve conclusively all questions of fact or interpretation concerning the Plan and these Rules and any dispute of any kind that arises under the Plan;

(e)	subject to rule 12, amend, add to or waive any provision of the Plan (including this rule 13.2) or any term or condition (including a Condition or other restriction) relating to the Awards or Shares;

(f)	determine to suspend or cease operation of the Plan at any time and take any actions required to effect the winding up of the Plan;

(g)	act or refrain from acting at its discretion under these Rules or concerning the Plan or the Awards or Shares held under the Plan; and

(h)	waive any breach of a provision of the Plan.

13.2.2	In administering the Plan in accordance with these Rules, and in exercising the discretion in rule 13.2.1, the Board shall be regarded at all times to be acting genuinely, honestly, in good faith and in a manner that is not arbitrary, capricious, perverse or irrational.

13.3	Waiver of terms and conditions

Notwithstanding any other provisions of the Plan, the Board may at any time waive in whole or in part any terms or conditions (including any Condition) in relation to any Awards granted to a Participant under the Plan and the Rules.

13.4	Dispute or disagreement

In the event of any dispute, disagreement or uncertainty as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan or to any Awards or Shares granted under it, the decision of the Board is final and binding.

13.5	Personal information

Subject to compliance with the Privacy Policy, the Privacy Act and all applicable Law, each Participant consents to the Company, Group company or any of their its agents (and each of their related parties) collecting, holding and using personal information that the Participant provides in the application to participate in the Plan or otherwise provides to the Company or its agents (and each of their related parties) as part of their employment, in order to carry out the administration and operation of the Plan in accordance with these Rules, including providing relevant information to:

(a)	the Plan manager or another entity that manages or administers the Plan on behalf of the Company (as the case may be);

(b)	any broker or external service provider, including a tax or financial adviser;

(c)	the trustee of any Share Trust;

(d)	any government department or body; and

(e)	any other person or body as required or authorised by law.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

13.6	Notices

A notice or other communication under or concerning the Invitation Letter or the Rules is validly given to a Participant if:

(a)	delivered personally to the Participant;

(b)	sent by prepaid post to the Participant’s last known residential address;

(c)	sent to the Participant by facsimile, email or other electronic means at the Participant’s place of work; or

(d)	posted on an electronic notice board maintained by or on behalf of the Group or any Group Company and accessible by the Participant,

and will in the case of (a), (c) and (d) above, be treated as being received immediately following the time it was sent, posted, or delivered, and where it is sent by regular post it will be treated as received 48 hours after it was posted.

13.7	Laws governing the Plan

The Plan and any Awards granted and Shares allocated under it are governed by the laws of Western Australia and the Commonwealth of Australia. Any agreement made under the Plan is entered into in the State of Western Australia and each Participant submits to the exclusive jurisdiction of the courts of that state to herein determine matters arising under the Plan.

13.8	Tax

13.8.1	Unless otherwise required by Law, no member of the Group is responsible for any Taxes which may become payable by a Participant as a consequence of or in connection with the grant of any Awards, the allocation or transfer of any Shares or any dealing with any Awards or any Shares, or any cash payment made under the Plan.

13.8.2	The Company or the Trustee will have the right to withhold or collect from a Participant such Taxes as any member of the Company or the Trustee is obliged, or reasonably believes it is obliged, to account for to any taxation authority. In exercising this right, the Company or the Trustee may:

(a)	require the Participant to provide sufficient funds (by way of salary deduction or otherwise); or

(b)	sell Shares to be issued or transferred to the Participant, including the sale of sufficient Shares to cover any costs of such sale.

13.9	Application of Part 2D.2 Division 2 of the Corporations Act

13.9.1	This clause 13.9 applies to all termination payments to which Part 2D.2 Division 2 of the Corporations Act applies.

13.9.2	Notwithstanding any other provision of these Rules, in the absence of shareholder approval, the Company is not required to provide, or procure the provision, of any benefit under these Rules which is not permitted by Part 2D.2 Division 2 of the Corporations Act.

13.9.3	Any benefits required to be provided to a Participant in accordance with these Rules will, by operation of this clause, be reduced to ensure compliance with Part 2D.2 of the Corporations Act and the provision of such reduced benefit shall constitute full satisfaction of the obligations of each member of the Group. In the event of overpayment to a Participant, the Participant must, on receiving written notice from the Board, immediately repay any monies or benefits specified in such notice to ensure compliance with Part 2D.2 of the Corporations Act.

13.9.4	Where clause 13.9.2 applies, the Company may seek or not seek shareholder approval in its discretion.

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

14.	Interpretation and Definitions

14.1	Interpretation

In the Plan, the following rules apply unless a contrary intention appears:

(a)	capitalised terms have the meanings provided in rule 14.2;

(b)	headings are for convenience only and do not affect the interpretation of the Plan unless the context requires otherwise;

(c)	any reference in the Plan to any statute or statutory instrument includes a reference to that statute or statutory instrument as amended;

(d)	any words denoting the singular include the plural and words denoting the plural include the singular;

(e)	any words denoting the masculine apply equally to the feminine equivalent; and

(f)	where any word or phrase is given a definite meaning in this Plan, any part of speech or other grammatical form of that word or phrase has a corresponding meaning.

14.2	Definitions

ASIC	Australian Securities and Investments Commission
ASX	ASX Limited (ABN 98 008 624 691) or the Australian Securities Exchange operated by it, as the context requires.
Award	A Right, Option or Restricted Share granted to a Participant under the Plan on the terms and conditions determined by the Board
Board	The board of directors of the Company, or any committee, person or body to which the board duly delegates its powers and authorities to under this Plan
Cash Equivalent Value	As defined in rule 4.5.2
Change of Control	Occurs where, as a result of any Event or transaction, a person becomes entitled to more than 50% of the Shares or to all or substantially all of the Group’s business and assets
Clawback Policy	The clawback policy that applies to Employees of the Group from time to time in respect of Shares
Company	Anteris Technologies Ltd (ACN 088 221 078)
Condition	One or more performance or service related conditions which must be satisfied before an Award Vests
Constitution	The constitution of the Company operating as a contract between the Company and its members and officers, as amended from time to time
Corporations Act	Means the Corporations Act 2001 (Cth)
Deal

Means to transfer, assign, encumber or otherwise dispose all or any part of the rights or obligations attaching to an Award or a Share, or to attempt to do any of these things, and Dealing and Dealt shall be construed accordingly

Eligible Participants	Any employee (including any executive director) of the Company or a Group Company, or any other person so designated by the Board (Employee).

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

Employee	Any employee (including any executive director) of the Company or a Group Company, or any other person so designated by the Board
Exercise Period	The period over which a Vested Right and/or Option may be exercised as set out in the Invitation Letter (subject to any applicable Exercise Restriction)
Exercise Price	The amount payable on exercise of an Option as determined by the Board and specified for the purposes of rule 2.2.1 (which may be nil)
Exercise Restriction	Restrictions on the ability of a Participant to exercise a Vested Award as specified for the purposes of rule 2.2.1
Event

Means where:

(a)     a Takeover Bid is made for the Company and the Board resolves to recommend the bid to Shareholders of the Company;

(b)     a court convenes a meeting of Shareholders to be held to vote on a proposed scheme of arrangement pursuant to which control of the majority of the Shares in the Company may change;

(c)     a notice is sent to Shareholders of the Company proposing a resolution for the winding up of the Company; or

(d)     any transaction or event is proposed that, in the opinion of the Board, may result in a person becoming entitled to exercise control over the Company

Each Event is a separate event that allows the Board to exercise its discretion pursuant to rule 10

Group	The Company, its subsidiaries and any other entity declared by the Board to be a member of the Group for the purposes of the Plan
Group Company	Any member of the Group.
Invitation Letter	A letter or document, in any form, provided by the Company (or member of the Company) to an Employee setting out the terms and conditions of the grant, including the information set out in rule 2.2.1
Law	The laws applicable to the operation of the Plan from time to time, including any applicable securities laws of the jurisdiction in which an Employee receiving an Invitation Letter under the Plan is located
Listing Rules	The official Listing Rules of the ASX and any other exchange on which the Company is listed as they apply to the Company from time to time
Nominee	Means: (a) an immediate family member of the Employee; (b) a company whose members comprise no persons other than the Employee or immediate family members of the Employee;

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

(c)     a trustee of a discretionary trust where the Employee is the trustee and / or appointor of the trust, or

(d)     a corporate trustee of a self-managed superannuation fund (within the meaning of the Superannuation Industry (Supervision) Act 1993) where the Employee is a director of the trustee

Option	An entitlement to acquire a Share (or to receive the Cash Equivalent Value or acquire a Share Equivalent Number of Shares, at the discretion of the Board) subject to satisfaction of Conditions and compliance with the applicable exercise procedure (including payment of any applicable Exercise Price), granted to a Participant under the Plan on the terms and conditions determined by the Board
Participant	An Employee (or their Nominee) who has been granted Awards under the Plan
Period	The period or periods over which the Conditions are measured or tested as specified by the Board for the purpose of the Award
Plan	This Anteris Technologies Ltd Employee Incentive Plan
Privacy Act	The Privacy Act 1988 (Cth)
Privacy Policy	The privacy policy that applies to the Company from time to time
Restricted Share	A Share that is subject to a Trading Restriction and may be forfeited pursuant to rule 5.2 (until the satisfaction of Conditions), or is subject only to a Trading Restriction
Right	An entitlement to acquire a Share (or to receive the Cash Equivalent Value, at the discretion of the Board) subject to satisfaction of Conditions and compliance with the applicable exercise procedure, granted to a Participant under the Plan on the terms and conditions determined by the Board
Rules	The rules of the Plan, as amended from time to time
Share Equivalent Number	As defined in rule 4.6.2
Share Trust	A trust established by the Company to hold Shares on behalf of Employees
Securities Trading Policy	The trading policy that applies to the Company from time to time in respect of the Shares
Share	A fully paid ordinary share in the capital of the Company
Shareholder	A registered holder of a Share
Takeover Bid	As defined in section 9 of the Corporations Act
Taxes	Any tax, levy, contribution or duty (including any associated penalty or interest amount), social security liability or other liability imposed by any Law, governmental, semi- governmental, judicial or other authority
Trading Restriction	Restriction on transfer imposed on Restricted Shares (whether prior to or following vesting) or Shares allocated (following exercise of Rights and/or Options) under the Plan either on a mandatory or voluntary basis

Anteris Technologies Ltd

Employee Long Term Incentive Plan Rules

Trustee	The trustee, from time to time, of the Share Trust
Variation of Capital Event

Means an event where one of the following occurs:

(a)     any reorganisation (including consolidation, subdivision, reduction, return or special dividend) in relation to the issued capital of the Company;

(b)     Shares are issued to the Company’s Shareholders by way of a bonus issue; or

(c)     Shares are offered to the Company’s Shareholders by way of a rights issue

Vest

On satisfaction of Conditions, a Participant becoming entitled to:

(a)     have the Shares underlying his or her Awards allocated to him or her subject to the Rules of the Plan; or

(b)     if applicable, exercise the Awards, and upon valid exercise, have the Shares underlying his or her Awards allocated to him or her subject to the Rules of the Plan,

and Vested or Vesting shall be construed accordingly